Exhibit 99.1

IMMEDIATE RELEASE	Contact:	Ken Plunk
FOR:		Senior Vice President
Chief Financial Officer
(615) 587-4374

6000 Central Highway

Pennsauken, NJ 08109

J & J SNACK FOODS

REPORTS SECOND QUARTER SALES

AND EARNINGS

Pennsauken, NJ, April 26th, 2021 - J & J Snack Foods Corp. (NASDAQ-JJSF) today announced sales and earnings for the second quarter ended March 27th, 2021.

Sales decreased 6% to $256.2 million from $272.0 million in last year’s second quarter. Net earnings were $6.1 million in the current quarter down from $7.3 million last year.  Earnings per diluted share was $0.32 for the second quarter down from $0.38 last year. Operating income decreased 34% to $7.2 million in the current quarter from $11.0 million last year. Operating income was impacted by approximately $0.7 million of Covid-19 related costs as we remain focused on the safety and protection of our associates.

For the six months ended March 27, 2021, sales were $497.2 million, a 10% decline from the same period last year when sales were $554.9 million. Net earnings decreased 68% to $7.8 million for the six months compared to $24.4 million last year. Earnings per diluted share decreased 68% to $0.41 from $1.28 last year. Operating income decreased 76% to $7.8 million this year from $32.7 million last year. Operating income was impacted by $1.5 million of Covid-19 related costs during this six-month period.

Sales consistently improved throughout the quarter led by venue openings, accessibility to the Covid-19 vaccine, improving consumer confidence and the spring season. This year's Q2 sales decline was only 6% versus the prior year compared to a decline of 15% in our recently reported Q1 results. For the quarter, Food Service fell just 1% below prior year moving closer to pre-Covid sales performance, and Retail remained strong at 17% growth even as our food service business started to rebound. The Frozen Beverages business was 32% below prior year for the quarter which was a significant improvement when compared to Q1 of this year where sales were 41% below the prior year. Improved sales volume and a strong focus on cost efficiencies helped drive improved gross margins and profitability.

Dan Fachner, J&J’s President, commented, “I am starting to see some momentum in our business as key venues like theaters, amusement parks, sports arenas and schools start to open and increase capacity. Consumers are starting to get out of their homes with more confidence and enjoying experiences they have missed over the last year. Our products are well positioned for these encouraging trends, and we are excited about the opportunities ahead of us.”

J&J Snack Foods Corp. (NASDAQ: JJSF) is a leader and innovator in the snack food industry, providing innovative, niche and affordable branded snack foods and beverages to foodservice and retail supermarket outlets. Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, the #1 soft pretzel brand in the world, as well as internationally known ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S Real Italian Ice, MINUTE MAID* frozen ices, WHOLE FRUIT sorbet and frozen fruit bars, SOUR PATCH KIDS** Flavored Ice Pops, Tio Pepe’s & CALIFORNIA CHURROS, and THE FUNNEL CAKE FACTORY funnel cakes and several bakery brands within DADDY RAY’S, COUNTRY HOME BAKERS and HILL & VALLEY. J&J Snack Foods Corp. has approximately twenty manufacturing facilities and generates more than $1 billion in annual revenue. The Company has a history of strong sales growth and financial performance and remains focused on opportunities to expand its unique niche market product offering while bringing smiles to families worldwide. For more information, please visit http://www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company **SOUR PATCH KIDS is a registered trademark of Mondelēz International group, used under license.

J & J SNACK FOODS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(in thousands, except per share amounts)

	Three months ended		Six months ended
	March 27,	March 28,	March 27,	March 28,
	2021	2020	2021	2020

Net Sales	$256,178	$272,042	$497,175	$554,939

Cost of goods sold	195,282	202,599	386,154	407,635
Gross Profit	60,896	69,443	111,021	147,304

Operating expenses
Marketing	19,192	23,848	36,493	46,580
Distribution	25,443	24,834	48,332	48,376
Administrative	9,216	10,174	18,656	19,792
Other general (income) expense	(185)	(395)	(268)	(129)
Total Operating Expenses	53,666	58,461	103,213	114,619

Operating Income	7,230	10,982	7,808	32,685

Other (expense)income
Investment(loss)income	579	(413)	1,949	1,373
Interest (expense) & other	4	(27)	(11)	(53)

Earnings before income taxes	7,813	10,542	9,746	34,005

Income taxes	1,752	3,233	1,907	9,637

NET EARNINGS	$6,061	$7,309	$7,839	$24,368

Earnings per diluted share	$0.32	$0.38	$0.41	$1.28

Weighted average number of diluted shares	19,130	19,014	19,081	19,079

Earnings per basic share	$0.32	$0.39	$0.41	$1.29

Weighted average number of basic shares	19,006	18,921	18,971	18,910

The accompanying notes are an integral part of these statements.

 J & J SNACK FOODS CORP. AND SUBSIDIARIES

 CONSOLIDATED BALANCE SHEETS

 (in thousands, except share amounts)

	March 27,
	2021	September 26,
	(unaudited)	2020
Assets
Current assets
Cash and cash equivalents	$238,386	$195,809
Marketable securities held to maturity	21,379	51,151
Accounts receivable, net	137,683	126,587
Inventories	115,590	108,923
Prepaid expenses and other	17,231	17,087
Total current assets	530,269	499,557

Property, plant and equipment, at cost
Land	2,494	2,494
Buildings	26,582	26,582
Plant machinery and equipment	337,763	330,168
Marketing equipment	248,461	250,914
Transportation equipment	9,942	9,966
Office equipment	34,186	33,878
Improvements	44,797	43,264
Construction in progress	23,484	19,995
Total Property, plant and equipment, at cost	727,709	717,261
Less accumulated depreciation and amortization	472,012	455,645
Property, plant and equipment, net	255,697	261,616

Other assets
Goodwill	121,833	121,833
Other intangible assets, net	80,305	81,622
Marketable securities held to maturity	7,580	16,927
Marketable securities available for sale	12,518	13,976
Operating lease right-of-use assets	53,994	58,110
Other	2,719	2,912
Total other assets	278,949	295,380
Total Assets	$1,064,915	$1,056,553

Liabilities and Stockholders' Equity
Current Liabilities
Current finance lease liabilities	$288	$349
Accounts payable	83,460	73,135
Accrued insurance liability	14,136	13,039
Accrued liabilities	7,272	7,420
Current operating lease liabilities	12,978	13,173
Accrued compensation expense	14,120	16,134
Dividends payable	10,943	10,876
Total current liabilities	143,197	134,126

Noncurrent finance lease liabilities	256	368
Noncurrent operating lease liabilities	43,609	47,688
Deferred income taxes	64,449	64,413
Other long-term liabilities	404	460

Stockholders' Equity
Preferred stock, $1 par value; authorized 10,000,000 shares; none issued	-	-
Common stock, no par value; authorized, 50,000,000 shares; issued and outstanding 19,034,000 and 18,915,000 respectively	65,026	49,268
Accumulated other comprehensive loss	(13,839)	(15,587)
Retained Earnings	761,813	775,817
Total stockholders' equity	813,000	809,498
Total Liabilities and Stockholders' Equity	$1,064,915	$1,056,553

The accompanying notes are an integral part of these statements.

J & J SNACK FOODS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)     (in thousands)

	Six Months Ended
	March 27,	March 28,
	2021	2020
Operating activities:
Net earnings	$7,839	$24,368
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of fixed assets	24,253	24,810
Amortization of intangibles and deferred costs	1,457	1,677
Share-based compensation	2,270	2,432
Deferred income taxes	(4)	(298)
(Gain) loss on marketable securities	(768)	2,070
Other	(163)	(286)
Changes in assets and liabilities net of effects from purchase of companies
(Increase) decrease in accounts receivable	(10,884)	6,343
Increase in inventories	(6,432)	(11,328)
Increase in prepaid expenses	(118)	(1,598)
Increase (decrease) in accounts payable and accrued liabilities	9,331	(5,920)
Net cash provided by operating activities	26,781	42,270
Investing activities:
Payments for purchases of companies, net of cash acquired	-	(57,197)
Purchases of property, plant and equipment	(18,829)	(36,985)
Purchases of marketable securities	-	(6,103)
Proceeds from redemption and sales of marketable securities	41,337	30,938
Proceeds from disposal of property and equipment	1,262	1,853
Other	18	(63)
Net cash provided by (used in) investing activities	23,788	(67,557)
Financing activities:
Payments to repurchase common stock	-	(8,972)
Proceeds from issuance of stock	13,582	6,300
Payments on capitalized lease obligations	(173)	(168)
Payment of cash dividend	(21,776)	(20,314)
Net cash used in financing activities	(8,367)	(23,154)
Effect of exchange rate on cash and cash equivalents	375	(985)
Net increase (decrease) in cash and cash equivalents	42,577	(49,426)
Cash and cash equivalents at beginning of period	195,809	192,395
Cash and cash equivalents at end of period	$238,386	$142,969

The accompanying notes are an integral part of these statements.

	Three months ended		Six months ended
	March 27,	March 28,	March 27,	March 28,
	2021	2020	2021	2020

Sales to External Customers:
Food Service
Soft pretzels	$36,776	$45,660	$69,463	$95,601
Frozen juices and ices	10,590	9,491	16,885	16,534
Churros	14,720	14,754	26,262	31,145
Handhelds	19,992	7,447	37,603	14,636
Bakery	82,910	89,407	171,874	185,779
Other	4,336	4,573	7,662	11,085
Total Food Service	$169,324	$171,332	$329,749	$354,780

Retail Supermarket
Soft pretzels	$15,789	$12,332	$29,677	$22,158
Frozen juices and ices	19,386	15,864	34,702	25,957
Biscuits	6,495	6,630	14,155	13,608
Handhelds	2,243	3,117	5,023	5,878
Coupon redemption	(608)	(866)	(1,683)	(1,409)
Other	601	494	1,126	805
Total Retail Supermarket	$43,906	$37,571	$83,000	$66,997

Frozen Beverages
Beverages	$18,529	$31,895	$34,384	$67,150
Repair and maintenance service	18,218	21,779	37,114	44,265
Machines revenue	5,663	8,910	12,152	20,891
Other	538	555	776	856
Total Frozen Beverages	$42,948	$63,139	$84,426	$133,162

Consolidated Sales	$256,178	$272,042	$497,175	$554,939

Depreciation and Amortization:
Food Service	$7,116	$7,240	$13,902	$14,158
Retail Supermarket	384	329	770	688
Frozen Beverages	5,648	6,188	11,424	11,641
Total Depreciation and Amortization	$13,148	$13,757	$26,096	$26,487

Operating Income :
Food Service	$6,055	$7,951	$12,235	$25,985
Retail Supermarket	6,364	4,337	11,087	6,554
Frozen Beverages	(5,189)	(1,306)	(15,514)	146
Total Operating Income	$7,230	$10,982	$7,808	$32,685

Capital Expenditures:
Food Service	$7,246	$10,331	$15,532	$18,734
Retail Supermarket	80	275	101	1,235
Frozen Beverages	1,827	8,774	3,196	17,016
Total Capital Expenditures	$9,153	$19,380	$18,829	$36,985

Assets:
Food Service	$760,557	$740,318	$760,557	$740,318
Retail Supermarket	33,395	31,636	33,395	31,636
Frozen Beverages	270,963	305,983	270,963	305,983
Total Assets	$1,064,915	$1,077,937	$1,064,915	$1,077,937

RESULTS OF OPERATIONS

Consolidated J&J Snack Foods net sales decreased $15.9 million or 6% to $256.2 million for the three months ended March 27th, 2021.

FOOD SERVICE

Sales to food service customers decreased $2.0 million or 1% in the second quarter to $169.3 million. Traffic across our food service customers continues to improve as theatres re-open, more schools open their doors, entertainment and amusement venues increase capacity and stronger growth across QSR and casual dining restaurants. Soft pretzel sales to food service decreased 19% to $36.8 million. Frozen juices and ices sales increased 12% to $10.6 million and Churro sales were relatively flat in the quarter at $14.7 million.

Sales of bakery products decreased $6.5 million or 7% in the second quarter to $82.9 million.

Sales of handhelds increased $12.5 million or 168% in the quarter led by the continued success of a new product developed for one of our larger wholesale club customers.

Sales of new products in the first twelve months since their introduction were approximately $14.9 million in this quarter led by the previously noted handheld item. Price increases had a marginal impact on results in the quarter as traffic and volume drove almost all the sales decline compared to last year.

Operating income in our Food Service segment decreased $1.9 million in the quarter to $6.1 million driven by lower sales. This is an improving trend as profit margins improved throughout the quarter due to improved mix and manufacturing efficiencies.

RETAIL SUPERMARKETS

Sales of products to retail supermarkets increased $6.3 million or 17% to $43.9 million in the second quarter.  Our SUPERPRETZEL brand performed well in the quarter driving an increase in soft pretzel sales of 28% to $15.8 million. Sales of frozen juices and ices were up 22% to $19.4 million, and sales of biscuits declined 2% to $6.5 million.  Handheld sales to retail supermarket customers decreased 28% in the quarter. Sales from new products were approximately $0.2 million in the quarter driven by frozen novelty items.

Price increases had minimum impact on growth in the quarter as sales were driven by increased consumer traffic and volume in retail outlets.

Operating income in our Retail Supermarkets segment increased $2.0 million or 47% to $6.4 million in this year’s second quarter driven by sales increases and operating income margins of approaching 15%, approximately 300 basis points better than last year.

FROZEN BEVERAGES

Frozen beverage and related product sales decreased $20.2 million or 32% to $42.9 million in the second quarter. Beverage related sales declined 42% to $18.5 million. Gallon sales were down 40% for the three months which was a significant improvement from the first quarter when gallons were down 56% compared with prior year. This improvement was led by theaters and entertainment/amusement venues which opened across the country, and traffic at mass merchandisers continued to improve as more consumers got out of the house. Service revenue decreased 16% to $18.2 million which was primarily related to the cancellation of a key customer’s planned maintenance program. Machine revenue (primarily sales of frozen beverage machines) was $5.7 million, a decrease of 36% due mainly from slower customer expansion and replacement during the period.

Our Frozen Beverage segment incurred an operating loss for the quarter of $5.2 million compared to an operating loss of $1.3 million last year. Profits improved significantly in comparison to the first quarter’s loss of $10.3 million led by stronger sales and profit margins.

CONSOLIDATED

Gross profit as a percentage of sales was 23.8% in the three-month period this year and 25.5% last year but did improve every month throughout the quarter.  Covid-19 is still impacting our business, but we are encouraged by the improving trends in the second quarter.

Total operating expenses decreased $4.8 million in the second quarter as we leveraged expenses by 54 bps. Marketing expenses decreased to 7.5% of sales in this year’s quarter from 8.8% last year. Distribution expenses were 9.9% of sales in this year’s quarter compared to 9.1% of sales last year. Administrative expenses were 3.6% of sales this quarter compared to 3.7% last year.

Operating income decreased $3.8 million or 34% to $7.2 million in the second quarter as a result of the aforementioned items.

Our investments generated before tax income of $0.6 million this quarter, an increase of $1.0 million compared to last year due to improved market conditions.

Net earnings decreased $1.2 million, or 17%, in the current three-month period to $6.1 million. Our effective tax rate was 22% in this year’s quarter.

There are many factors which can impact our net earnings from year to year and in the long run, among which are the supply and cost of raw materials and labor, insurance costs, factors impacting sales as noted above, the continuing consolidation of our customers, our ability to manage our manufacturing, marketing and distribution activities, our ability to make and integrate acquisitions and changes in tax laws and interest rates.

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.